Exhibit 10.5

EAGLE MATERIALS INC.

SPECIAL SITUATION PROGRAM

FOR FISCAL YEAR 2010

0.35% of Eagle Material Inc.’s earnings before interest and taxes and the portions of subsidiary company and corporate bonus pools not paid out (not earned) will fund the Special Situation Pool (the “SSP”) to be administered at the corporate level. All full-time employees of Eagle Materials Inc. or a subsidiary company will be eligible to receive an award.

1.	A SSP award is intended to recognize outstanding individual performances during the current fiscal year based on contributions that dramatically improve the Company’s profitability or worth.

2.	SSP funds may also be distributed to individual companies whose operating profit has been adversely affected by market conditions in order to recognize superior performance of the participants at those companies.

3.	SSP funds may be retained by the Company for use in future fiscal years.

The SSP will be distributed on the recommendation of subsidiary company Presidents, Eagle Materials EVP and/or Eagle Materials Chief Executive Officer (“CEO”). The approval of the Eagle Materials EVP and the CEO are required. For senior executive officers who are required to make disclosures under Section 16 of the Securities and Exchange Act of 1934, as amended, an SSP award shall be approved by the Compensation Committee of the Eagle Materials Board of Directors.

The SSP shall be administered by the CEO, who shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the CEO shall be binding and conclusive on the participants.

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.